                                                                     Exhibit 5


                        U. S. Steel                       Law Department
    <Logo>              600 Grant Street                  Phone: 412 433 2868
                        Pittsburgh, PA 15219-2749
                        Fax: 412 433 2811



                          June 16, 1994


Board of Directors
RMI Titanium Company
P.O. Box 269
1000 Warren Avenue
Niles, OH 44446


Dear Sirs:

        I am Assistant General Counsel of the U. S. Steel Group of USX Corporation, a Delaware corporation ("USX"), and have acted as counsel to RMI Titanium Company, an Ohio corporation ("RMI") in connection with the issuance of 7,367,425 Rights to Purchase Common Stock of RMI (the "Rights") and the authorization of up to 14,752,850 shares of Common Stock of RMI to be issued upon exercise of the Rights. I have also acted as counsel to RMI in connection with the preparation and filing of a Registration Statement on Form S-2 relating to the issuance of the Rights and Common Stock.

        I am familiar with the Articles of Incorporation and Code of Regulations of RMI and the resolutions adopted by the Board of Directors of RMI at its meetings held on March 31 and June 16, 1994 authorizing issuance of the Rights and the Common Stock.

        Based upon the foregoing, I am of the opinion that the issuance of the Rights was approved by all necessary corporate action and that the Rights are legally issued, fully paid and nonassessable. I am also of the opinion that the issuance of the shares of Common Stock upon exercise of the Rights has been approved by all necessary corporate action and upon exercise of the Rights in accordance with their terms the shares of Common Stock issued pursuant thereto will be legally issued, fully paid and nonassessable.

        Although I am admitted to the practice of law only in the Commonwealth of Pennsylvania, other attorneys in the Law Department of the U. S. Steel Group of USX are admitted to practice in the State of Ohio, and I have consulted with them to the extent I have deemed necessary in order to render this opinion.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Robert E. Hilton
                                        ---------------------
                                        Robert E. Hilton
                                        Assistant General Counsel -
                                        U. S. Steel Group


/deg